Exhibit 99.1

Fox Factory Holding Corp. Reports Third Quarter Fiscal 2026 Financial Results
DULUTH, Georgia, November 5, 2026 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”), a premium brand and a global leader in the design, engineering and manufacturing of performance-defining products and systems for customers worldwide, today reported financial results for the third fiscal quarter ended October 2, 2026.

Third Quarter Fiscal 2026 Highlights
•Completed the divestiture of Marucci Sports (the “Marucci Divestiture”) on September 25, 2026 with proceeds immediately allocated to debt reduction
•Reduced net debt by $263.5 million since 2025 fiscal year end; reduced net leverage by more than one turn since the end of the second quarter, to approximately 2.4x
•Net sales of $338.4 million, including approximately $33 million of net sales from the Marucci business prior to its divestiture
•Net loss attributable to FOX stockholders of $109.6 million, or $2.61 per diluted share, which includes a $121.3 million loss on divestitures, compared to net loss attributable to FOX stockholders of $0.6 million, or $0.02 per diluted share in the prior year
•Adjusted net income of $22.7 million, or $0.54 per diluted share, compared to adjusted net income of $9.9 million, or $0.23 per diluted share in the prior year
•Adjusted EBITDA of $50.4 million, which includes approximately $12 million of IEEPA tariff refunds, compared to $44.4 million in the prior year
•Updates fourth quarter outlook and narrows fiscal 2026 adjusted EBITDA outlook

Doug Grimm, FOX’s Interim Chief Executive Officer, commented, “This has been a quarter of significant change for FOX, and we have taken decisive steps to position the Company for improved execution. The divestment of Marucci simplified our portfolio, increased our focus on our core product offerings and allowed us to substantially reduce our debt. Our third quarter results reflect the pressures we described in our October update, including a supply disruption in Powered Vehicles, higher input costs and operational challenges in our Aftermarket Applications’ upfit business.”
Mr. Grimm continued, “FOX has great brands, great products and a great team, and I believe there is a significant opportunity to turn those strengths into stronger, more consistent financial results. That starts with how we operate. As ‘One FOX’, we are working business-by-business and plant-by-plant to address the issues within our control, streamline our processes and hold ourselves accountable for results. At the same time, we will continue to prioritize investment in the high-performance products that our customers count on.”

Third Quarter 2026 Results
Net sales for the third quarter of fiscal 2026 were $338.4 million, a decrease of 10.1%, as compared to net sales of $376.4 million in the third quarter of fiscal 2025. This decrease reflects a $24.0 million, or 20.4%, decrease in Aftermarket Applications Group (“AAG”) net sales, and a $19.1 million, or 14.4%, decrease in Specialty Sports Group (“SSG”) net sales, partially offset by a $5.1 million, or 4.1%, increase in Powered Vehicles Group (“PVG”) net sales. AAG net sales decreased from $117.8 million to $93.8 million driven by limited chassis availability for our upfit businesses, macroeconomic conditions impacting dealers and consumers, and the loss of revenues from divested businesses. The decrease in SSG net sales from $132.7 million to $113.6 million primarily reflects Marucci Sports, which contributed approximately $33.0 million compared to approximately $49.2 million in the prior year period, as well as order timing, and channel destocking in our bike businesses in response to market-wide economic conditions. The increase in PVG net sales from $125.9 million to $131.0 million is mainly attributed to strengthening demand in powersports, where net sales increased 28.8% compared to the prior year period, partially offset by lower net sales in our autos-related product lines.
Gross margin was 31.5% for the third quarter of fiscal 2026, compared to gross margin of 30.4% in the third quarter of fiscal 2025. The increase in gross margin was primarily driven by IEEPA tariff refunds, partially offset by shifts in our product line mix and higher external input costs, including freight, commodities, and fuel.
Total operating expenses were $205.2 million, or 60.6% of net sales, in the third quarter of fiscal 2026, compared to $99.4 million, or 26.4% of net sales, in the third quarter of fiscal 2025. Operating expenses increased by $105.8 million, driven by the loss on the Marucci Divestiture, partially offset by our optimization initiatives, including lower general and administrative expense and reduced discretionary spending. Adjusted operating expenses were $68.7 million, or 20.3% of net sales, in the third quarter of fiscal 2026, compared to $85.7 million, or 22.8% of net sales, in the third quarter of the prior fiscal year.
Income tax expense was $1.5 million in the third quarter of fiscal 2026, compared to $2.3 million in the third quarter of fiscal 2025. In the third quarter of fiscal 2026, the difference between the Company’s effective tax rate of (1.4)% and the 21% federal statutory rate was primarily attributable to lower pre-tax earnings for the quarter and the tax effects recognized in connection with divestiture transactions completed during the period.
Net loss attributable to FOX stockholders in the third quarter of fiscal 2026 was $109.6 million, compared to net loss attributable to FOX stockholders of $0.6 million in the third quarter of the prior fiscal year. Net loss per diluted share for the third quarter of fiscal 2026 was $2.61, compared to $0.02 for the third quarter of fiscal 2025. Adjusted net income in the third quarter of fiscal 2026 was $22.7 million, or $0.54 of adjusted earnings per diluted share, compared to adjusted net income of $9.9 million, or $0.23 of adjusted earnings per diluted share, in the same period of the prior fiscal year.
Adjusted EBITDA in the third quarter of fiscal 2026 was $50.4 million and includes an approximate $12 million benefit associated with IEEPA tariff refunds, compared to $44.4 million in the third quarter of fiscal 2025. Adjusted EBITDA margin in the third quarter of fiscal 2026 was 14.9%, compared to 11.8% in the third quarter of fiscal 2025.

First Nine Months Fiscal 2026 Results
Net sales for the nine months ended October 2, 2026, were $1,065.2 million, a decrease of 3.7% compared to the nine months ended October 3, 2025. This decrease reflects a $42.4 million or 10.8% decrease in SSG net sales and a $25.6 million or 7.4% decrease in AAG net sales, partially offset by a $27.1 million or 7.3% increase in PVG net sales. The decrease in SSG net sales from $390.9 million to $348.5 million is mainly due to the Marucci Sports results following the Marucci Divestiture, order timing, and channel destocking in our bike businesses in response to market-wide economic conditions. AAG net sales decreased from $343.8 million to $318.2 million mainly attributed to the loss of revenues from divested businesses and constrained availability of chassis for our upfit businesses, partially offset by increased demand for aftermarket products. The increase in PVG net sales from $371.5 million to $398.6 million is primarily due to strengthening demand in powersports.
Gross margin was 30.3% in the nine months ended October 2, 2026, compared to gross margin of 30.8% in the nine months ended October 3, 2025. The decrease in gross margin is primarily driven by higher external input costs, including freight, commodities and fuel, and shifts in our product line mix, partially offset by cost savings realization and net tariff impact.
Total operating expenses were $408.4 million, or 38.3% of net sales, in the nine months ended October 2, 2026, compared to $558.1 million, or 50.4% of net sales in the nine months ended October 3, 2025. Operating expenses decreased by $149.7 million driven by goodwill impairment of $262.1 million recorded in the first nine months of fiscal 2025 and our optimization initiatives, partially offset by the loss on the Marucci Divestiture. Adjusted operating expenses were $232.7 million in the nine months ended October 2, 2026, compared to $253.6 million in the nine months ended October 3, 2025.
Net loss attributable to FOX stockholders in the nine months ended October 2, 2026 was $120.6 million, compared to net loss attributable to FOX stockholders of $257.6 million in the nine months ended October 3, 2025. Net loss per diluted share for the nine months ended October 2, 2026 was $2.87, compared to net loss per diluted share of $6.17 for the nine months ended October 3, 2025. Adjusted net income in the nine months ended October 2, 2026 was $45.6 million, or $1.08 of adjusted earnings per diluted share, compared to $36.3 million, or $0.87 of adjusted earnings per diluted share in the prior fiscal year.
Adjusted EBITDA in the nine months ended October 2, 2026 was $131.6 million and includes an approximate $14 million benefit associated with IEEPA tariff refunds, compared to $133.3 million in the nine months ended October 3, 2025. Adjusted EBITDA margin was 12.4% in the nine months ended October 2, 2026, compared to 12.1% in the prior fiscal year.
Reconciliations to non-GAAP measures are provided at the end of this press release.

Balance Sheet Summary
As of October 2, 2026, the Company had cash and cash equivalents of $45.4 million, compared to $58.0 million as of January 2, 2026. Inventory was $334.3 million as of October 2, 2026, compared to $388.6 million as of January 2, 2026. As of October 2, 2026, accounts receivable and accounts payable were $177.9 million and $123.0 million, respectively, compared to $190.7 million and $141.4 million, respectively, as of January 2, 2026. Prepaids and other current assets were $92.2 million as of October 2, 2026, compared to $108.4 million as of January 2, 2026. Accrued expenses were $80.3 million as of October 2, 2026, compared to $92.1 million as of January 2, 2026. Total debt was $397.4 million as of October 2, 2026, a decrease of $276.1 million, compared to $673.5 million as of January 2, 2026. Net debt, defined as total debt less cash and cash equivalents, was $352.0 million as of October 2, 2026, a decrease of $263.5 million compared to $615.5 million as of January 2, 2026.
During the third quarter of fiscal 2026, the Company reduced total debt by $270.3 million, primarily funded by approximately $200.0 million of proceeds from the Marucci Divestiture, and reduced its net leverage ratio to approximately 2.4x, calculated as net debt divided by estimated full year 2026 adjusted EBITDA.
The decrease in cash and cash equivalents reflects $280.2 million of net cash used in financing activities, primarily debt repayments, and $14.1 million of capital expenditures, largely offset by $204.9 million of net proceeds from divestitures, and $74.7 million of cash provided by operating activities. Inventory decreased by $54.4 million from January 2, 2026, driven by divested inventory, partially offset by an inventory build to support future demand. Days inventory on hand improved to approximately 122 days from approximately 148 days in the prior year period. Excluding divested businesses, accounts receivable increased due to timing of collections. The decrease in accounts payable reflects the timing of vendor payments and divestitures. The decrease in prepaids and other current assets is mainly attributable to lower prepaid chassis, partially offset by receivables arising from divestitures.

Progress on Phase 2 Profit Optimization Initiative
Fox Factory continues to execute its multi-phase profit optimization strategy targeting approximately $50 million of gross realized savings in fiscal 2026. In the first nine months of fiscal 2026, the Company captured approximately $41 million of gross savings, which were largely offset by external cost increases, including freight, commodities and fuel. The Company expects those external costs to remain elevated as reflected in its fourth quarter outlook. Phase 2 focuses on three strategic elements: business line rationalization to exit operations that are not accretive from a margin perspective; supply chain and materials cost productivity improvements; and reduction in operating expenses across sales, marketing, and G&A functions. The Company continues to evaluate strategic alternatives for other assets to ensure alignment with profitability standards and strategic objectives.

Outlook
For the fourth quarter of fiscal 2026, the Company is updating its outlook provided on October 16, 2026, and expects:
•Net sales in the range of $287 million to $313 million; and
•Adjusted EBITDA in the range of $25 million to $30 million.

For the fiscal year 2026, the Company is narrowing its outlook for adjusted EBITDA provided on October 16, 2026, to account for the year-to-date reported results and its updated fourth quarter expectations:
•Net sales in the range of $1.35 billion to $1.38 billion;
•Adjusted EBITDA in the range of $143 million to $148 million, excluding approximately $14 million of IEEPA tariff refunds received in the second and third quarters; and
•Adjusted EBITDA, including IEEPA tariff refunds, in the range of $157 million to $162 million.

Fourth quarter guidance excludes Marucci. Full year guidance includes Marucci results through the September 25, 2026 closing. Guidance reflects input costs at current levels, including aluminum, steel and freight inflation, and assumes no further increases. The Company has received the majority of the IEEPA tariff refunds it expects, and the outlook does not include any additional refunds.
A quantitative reconciliation of adjusted EBITDA for the fourth quarter and full fiscal year 2026 is not available without unreasonable efforts because management cannot predict, with sufficient certainty, all of the elements necessary to provide such a reconciliation. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Conference Call & Webcast
The Company will hold an investor conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call dial-in number for North America listeners is (800) 445-7795, and international listeners may dial (785) 424-1699; the conference ID is FOXFQ326 or 36937326. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the Company’s website at https://investor.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.
Available Information
Fox Factory Holding Corp. announces material information to the public about the Company through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, and the Investor Relations section of its website (https://investor.ridefox.com) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.

About Fox Factory Holding Corp. (NASDAQ: FOXF)
Fox Factory Holding Corp. is a global leader in the design, engineering, and manufacturing of premium products that deliver championship-level performance for specialty sports and on- and off-road vehicles. Its portfolio of brands, like FOX, Method Race Wheels, and more, are fueled by unparalleled innovation that continuously earns the trust of professional athletes and passionate enthusiasts all around the world. The Company is a direct supplier of shocks, suspension, and components to leading powered vehicle and bicycle original equipment manufacturers. The Company also provides products in the aftermarket through its global network of retailers and distributors and through direct-to-consumer channels.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.
Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”) in the United States (“U.S.”), FOX includes in this press release certain non-GAAP financial measures consisting of “adjusted operating expense,” “adjusted operating expense margin”, “adjusted net income,” “adjusted earnings per share,” “adjusted EBITDA,” “adjusted EBITDA margin,” and “net debt,” all of which are non-GAAP financial measures. FOX defines adjusted operating expense as operating expense adjusted for amortization of purchased intangibles, goodwill impairment, litigation and settlement-related expenses, acquisition and integration-related expenses, organizational restructuring expenses, and certain strategic transformation costs. FOX defines adjusted operating expense margin as adjusted operating expense divided by net sales. FOX defines adjusted net income as net income (loss) attributable to FOX stockholders adjusted for amortization of purchased intangibles, goodwill impairment, litigation and settlement-related expenses, acquisition and integration-related expenses, organizational restructuring expenses, losses on divestitures, and strategic transformation costs, all net of applicable tax. Adjusted earnings per share is defined as adjusted net income divided by the weighted average number of basic or diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income (loss) adjusted for interest and other expense (income), net, income taxes or tax benefits, amortization of purchased intangibles, goodwill impairment, depreciation, stock-based compensation, litigation and settlement related expenses, organizational restructuring expenses, acquisition and integration-related expenses, losses on divestitures, and strategic transformation costs that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net sales. These adjustments are more fully described in the tables included at the end of this press release. Net debt is defined as total debt less cash and cash equivalents.
FOX includes these non-GAAP financial measures to provide investors with additional insight on the Company’s operating performance and trends, as well as to supplement their understanding of the results of the Company’s core operations. In particular, the exclusion of certain items in calculating the non-GAAP financial measures consisting of adjusted operating expense, adjusted net income and adjusted EBITDA (and accordingly, adjusted operating expense margin, adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate adjusted operating expense, adjusted operating expense margin, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

FOX FACTORY HOLDING CORP.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	As of	As of
	October 2, 2026	January 2, 2026

Assets
Current assets:
Cash and cash equivalents	$45,444	$58,008
Accounts receivable (net of allowances of $2,275 and $2,881, respectively)	177,900	190,670
Inventory	334,250	388,635
Prepaids and other current assets	92,184	108,424
Total current assets	649,778	745,737
Property, plant and equipment, net	174,172	234,635
Lease right-of-use assets	59,643	99,002
Deferred tax assets	113,558	90,397
Goodwill	49,275	83,575
Trademarks and brands, net	85,533	241,820
Customer and distributor relationships, net	50,834	137,648
Core technologies, net	2,805	19,950
Other assets	36,076	18,985
Total assets	$1,221,674	$1,671,749
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$122,976	$141,378
Accrued expenses	80,328	92,095
Current portion of long-term debt	26,875	26,875
Total current liabilities	230,179	260,348
Revolver	105,000	150,000
Term loan, less current portion	265,550	496,663
Other liabilities	58,096	94,733
Total liabilities	658,825	1,001,744
Non-controlling interest	—	(179)
Stockholders’ equity
Preferred stock, $0.001 par value — 10,000 authorized and no shares issued or outstanding as of October 2, 2026 and January 2, 2026	—	—
Common stock, $0.001 par value — 90,000 authorized; 42,921 shares issued and 42,032 outstanding as of October 2, 2026; 42,692 shares issued and 41,802 outstanding as of January 2, 2026	42	42
Additional paid-in capital	360,304	352,239
Treasury stock, at cost; 890 common shares as of October 2, 2026 and January 2, 2026	(13,754)	(13,754)
Accumulated other comprehensive income	5,995	832
Retained earnings	210,262	330,825
Total stockholders’ equity	562,849	670,184
Total liabilities and stockholders’ equity	$1,221,674	$1,671,749

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the three months ended		For the nine months ended
	October 2, 2026	October 3, 2025	October 2, 2026	October 3, 2025
Net sales	$338,413	$376,355	$1,065,192	$1,106,249
Cost of sales	231,829	261,903	742,527	765,127
Gross profit	106,584	114,452	322,665	341,122
Operating expenses:
Losses on divestitures	121,331	—	131,943	—
Goodwill impairment	—	—	—	262,129
General and administrative	32,200	37,662	105,043	114,037
Sales and marketing	26,898	32,685	89,608	96,748
Research and development	15,053	18,621	52,105	53,507
Amortization of purchased intangibles	9,719	10,383	29,737	31,659
Total operating expenses	205,201	99,351	408,436	558,080
(Loss) income from operations	(98,617)	15,101	(85,771)	(216,958)
Interest expense	11,120	13,912	34,933	41,234
Other income, net	(1,546)	(435)	(3,189)	(1,950)
(Loss) income before income taxes	(108,191)	1,624	(117,515)	(256,242)
Provision (benefit) for income taxes	1,534	2,286	3,194	1,449
Net loss	$(109,725)	$(662)	$(120,709)	$(257,691)
Less: net loss attributable to non-controlling interest	(105)	(28)	(146)	(107)
Net loss attributable to FOX stockholders	$(109,620)	$(634)	$(120,563)	$(257,584)
Net loss per share:
Basic	$(2.61)	$(0.02)	$(2.87)	$(6.17)
Diluted	$(2.61)	$(0.02)	$(2.87)	$(6.17)
Weighted-average shares used to compute earnings per share:
Basic	42,040	41,816	41,969	41,771
Diluted	42,040	41,816	41,969	41,771

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the nine months ended
	October 2, 2026	October 3, 2025
OPERATING ACTIVITIES:
Net loss	$(120,709)	$(257,691)
Adjustments to reconcile net loss to net cash provided by operating activities:
Losses on divestitures	131,943	—
Goodwill impairment	—	262,129
Depreciation and amortization	60,982	69,449
Provision for inventory reserve	1,354	4,152
Stock-based compensation	9,718	10,937
Amortization of acquired inventory step-up	—	342
Amortization of loan fees	2,028	3,978
Amortization of deferred gains on interest rate swaps	(312)	(783)
Deferred taxes	(150)	(4,695)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	(9,483)	(30,725)
Inventory	(38,364)	(4,885)
Income taxes	1,174	(4,847)
Prepaids and other assets	52,250	3,927
Accounts payable	(8,329)	8,254
Accrued expenses and other liabilities	(7,353)	(16,776)
Net cash provided by operating activities	74,749	42,766
INVESTING ACTIVITIES:
Proceeds from divestitures, net, including collections of promissory note principal	204,933	—
Purchases of property and equipment	(14,141)	(27,957)
Proceeds from sale of property and equipment	3,065	788
Net cash provided by (used in) investing activities	193,857	(27,169)
FINANCING ACTIVITIES:
Proceeds from revolver	107,000	77,000
Payments on revolver	(152,000)	(79,000)
Repayment of term debt	(231,156)	(18,214)
Repurchases from stock compensation program, net	(1,653)	(1,266)
Deferred debt issuance/modification costs	(2,432)	—
Net cash used in financing activities	(280,241)	(21,480)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(929)	(419)
CHANGE IN CASH AND CASH EQUIVALENTS	(12,564)	(6,302)
CASH AND CASH EQUIVALENTS—Beginning of period	58,008	71,674
CASH AND CASH EQUIVALENTS—End of period	$45,444	$65,372

FOX FACTORY HOLDING CORP.
NET LOSS TO ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF ADJUSTED EARNINGS PER SHARE
(in thousands, except per share data)
(unaudited)
The following tables provide a reconciliation of net loss attributable to FOX stockholders, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted net income (a non-GAAP measure), and the calculation of adjusted earnings per share (a non-GAAP measure) for the three and nine months ended October 2, 2026 and October 3, 2025. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the nine months ended
	October 2, 2026	October 3, 2025	October 2, 2026	October 3, 2025
Net loss attributable to FOX stockholders	$(109,620)	$(634)	$(120,563)	$(257,584)
Losses on divestitures	121,331	—	131,943	—
Goodwill impairment	—	—	—	262,129
Amortization of purchased intangibles	9,719	10,383	29,737	31,659
Strategic transformation costs(1)	3,211	—	8,678	20
Organizational restructuring expenses(2)	1,413	2,664	3,773	8,919
Litigation and settlement-related expenses	234	300	542	1,490
Other acquisition and integration-related expenses(3)	52	572	270	1,928
Tax impacts of reconciling items above(4)	(3,626)	(3,433)	(8,733)	(12,309)
Adjusted net income	$22,714	$9,852	$45,647	$36,252

Adjusted EPS
Basic	$0.54	$0.24	$1.09	$0.87
Diluted	$0.54	$0.23	$1.08	$0.87

Weighted average shares used to compute adjusted EPS
Basic	42,040	41,816	41,969	41,771
Diluted	42,288	42,002	42,197	41,880
(1) Represents third-party consulting, advisory and other direct costs incurred in connection with the Company’s multi-phase profit optimization and transformation program and its review of strategic alternatives for non-core assets.
(2) Represents expenses associated with various restructuring initiatives intended to improve operational efficiency, realign resources, and support the Company’s long-term strategic objectives, including employee severance, relocation expenses, and consulting and advisory fees.
(3) Represents various acquisition-related costs and expenses incurred to acquire and integrate acquired entities into the Company’s operations and the impact of the finished goods inventory and property, plant and equipment valuation adjustments recorded in connection with the purchase of acquired assets.
(4) Tax impacts on non-GAAP adjustments are calculated using the Company’s normalized effective tax rate, except for goodwill impairment charges and divestitures, which are adjusted based on their specific tax attributes. For these items, the entire tax expense associated with the divestiture and the entire tax benefit associated with goodwill impairment were added back.

FOX FACTORY HOLDING CORP.
NET LOSS TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF NET LOSS MARGIN AND ADJUSTED EBITDA MARGIN
(in thousands, except percentages)
(unaudited)
The following tables provide a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA (a non-GAAP measure), and a reconciliation of net loss margin to adjusted EBITDA margin (a non-GAAP measure) for the three and nine months ended October 2, 2026 and October 3, 2025. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the nine months ended
	October 2, 2026	October 3, 2025	October 2, 2026	October 3, 2025
Net sales
Powered Vehicles Group	$130,975	$125,872	$398,581	$371,484
Specialty Sports Group	113,618	132,716	348,454	390,940
Aftermarket Applications Group	93,820	117,767	318,157	343,825
Net sales	$338,413	$376,355	$1,065,192	$1,106,249

Net loss	$(109,725)	$(662)	$(120,709)	$(257,691)
Losses on divestitures	121,331	—	131,943	—
Goodwill impairment	—	—	—	262,129
Depreciation and amortization(1)	19,646	23,001	60,830	66,189
Non-cash stock-based compensation	2,225	3,020	9,718	10,937
Provision for income taxes	1,534	2,286	3,194	1,449
Strategic transformation costs(2)	3,211	—	8,678	20
Organizational restructuring expenses(3)	1,413	2,664	3,787	8,908
Litigation and settlement-related expenses	234	300	542	1,490
Other acquisition and integration-related expenses(4)	52	572	270	1,928
Interest and other expense, net	10,475	13,238	33,304	37,954
Adjusted EBITDA	$50,396	$44,419	$131,557	$133,313

Net loss margin	(32.4)%	(0.2)%	(11.3)%	(23.3)%

Adjusted EBITDA margin	14.9%	11.8%	12.4%	12.1%

Powered Vehicles Group	$14,999	$18,909	$53,375	$49,679
Specialty Sports Group	39,589	27,489	84,731	81,269
Aftermarket Applications Group	8,510	12,449	36,066	45,458
Unallocated corporate expenses	(12,702)	(14,428)	(42,615)	(43,093)
Adjusted EBITDA	$50,396	$44,419	$131,557	$133,313

(1) Depreciation excludes amortization for purchase accounting property, plant and equipment fair value adjustment, and accelerated depreciation related to organizational restructuring initiatives.
(2) Represents third-party consulting, advisory and other direct costs incurred in connection with the Company’s multi-phase profit optimization and transformation program and its review of strategic alternatives for non-core assets.
(3) Represents expenses associated with various restructuring initiatives intended to improve operational efficiency, realign resources, and support the Company’s long-term strategic objectives, including employee severance, relocation expenses, and consulting and advisory fees.
(4) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory and property, plant and equipment valuation adjustments recorded in connection with the purchase of acquired assets.

FOX FACTORY HOLDING CORP.
OPERATING EXPENSE TO ADJUSTED OPERATING EXPENSE RECONCILIATION AND
CALCULATION OF ADJUSTED OPERATING EXPENSE MARGIN
(in thousands, except percentages)
(unaudited)
The following tables provide a reconciliation of operating expense to adjusted operating expense (a non-GAAP measure) and the calculations of operating expense margin and adjusted operating expense margin (a non-GAAP measure), for the three and nine months ended October 2, 2026 and October 3, 2025. These non-GAAP financial measures are provided in addition to, and not as an alternative for, the Company’s reported GAAP results.

	For the three months ended		For the nine months ended
	October 2, 2026	October 3, 2025	October 2, 2026	October 3, 2025
Net sales	$338,413	$376,355	$1,065,192	$1,106,249

Operating expense	$205,201	$99,351	$408,436	$558,080
Losses on divestitures	(121,331)	—	(131,943)	—
Goodwill impairment	—	—	—	(262,129)
Amortization of purchased intangibles	(9,719)	(10,383)	(29,737)	(31,659)
Strategic transformation costs(1)	(3,211)	—	(8,678)	(20)
Organizational restructuring expenses(2)	(2,003)	(2,425)	(4,593)	(7,590)
Litigation and settlement-related expenses	(234)	(300)	(542)	(1,490)
Other acquisition and integration-related expenses(3)	(52)	(572)	(270)	(1,586)
Adjusted operating expense	$68,651	$85,671	$232,673	$253,606

Operating expense margin	60.6%	26.4%	38.3%	50.4%

Adjusted operating expense margin	20.3%	22.8%	21.8%	22.9%
(1) Represents third-party consulting, advisory and other direct costs incurred in connection with the Company’s multi-phase profit optimization and transformation program and its review of strategic alternatives for non-core assets.
(2) Represents expenses associated with various restructuring initiatives intended to improve operational efficiency, realign resources, and support the Company’s long-term strategic objectives, including employee severance, relocation expenses, and consulting and advisory fees.
(3) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations, excluding amortization for purchase accounting inventory fair value adjustment that was classified as cost of sales.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “can,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential”, “remain” or “continue” or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, plans or intentions. Such forward-looking statements include, but are not limited to, statements with regard to expectations related to the future performance of FOX; the Company’s expected demand for its products; the Company’s execution on its organizational restructuring initiatives and strategy to improve operating efficiencies, which has included and may include divestitures, sales, or related transactions involving one or more of the Company’s businesses or assets and other actions related to the Company’s strategic review of its portfolio; the Company’s ability to realize the anticipated strategic, operational and financial benefits of the Marucci Divestiture; the purchaser’s ability to satisfy obligations under the promissory note received in connection with the divestiture; and liabilities, indemnification obligations or disputes arising from the divestiture; the Company’s expectation regarding its operating results and future growth prospects; the Company’s expected future sales and future adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s decision and ability to market and execute potential strategic transactions, which depend on, among other factors, third-party interest, valuation considerations and regulatory requirements; the Company’s ability to maintain its suppliers for materials, component parts and product without significant supply chain disruptions; the Company’s ability to improve operating and supply chain efficiencies; the Company’s ability to enforce its intellectual property rights; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow, ability to maintain profitability, and ability to remain in compliance with financial covenants; the Company’s ability to monitor the effects of new technological applications, such as artificial intelligence; the Company’s ability to protect against cybersecurity incidents and disruptions or failures of its information technology systems; the Company’s ability to adapt its business model to mitigate the impact of certain changes in tax laws, tariffs, and international trade policies, including regulations or orders related to the import and export of industry products; changes in the relative proportion of profit earned in the numerous jurisdictions in which the Company does business and in tax legislation, case law and other authoritative guidance in those jurisdictions; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the spread of highly infectious or contagious diseases or public health issues causing disruptions in the U.S. and global economy and disrupting the business activities and operations of the Company’s customers, business and operations; the Company’s ability to increase its aftermarket penetration; the Company’s exposure to currency exchange rate fluctuations; the loss of key customers; the Company’s ability to accurately forecast demand for its products; strategic transformation costs; legal and regulatory developments, including the outcome of pending litigation or regulatory or other governmental inquiries, and the impact of changing emissions and other regulations in the various jurisdictions in which its products are produced, used, and/or sold; the cost of compliance with, or liabilities related to, environmental or other governmental regulations or changes in governmental or industry regulatory standards; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences and effectively compete against competitors; changes in demand for performance-defining products as well as the Company’s other products; the Company’s loss of key personnel, management and skilled engineers; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business; product recalls and product liability claims; the impact of tension in China-Taiwan relations, the continuing conflicts and instability in the Middle East, or similar events on the Company’s business, operations or supply chain; future economic or market conditions, including the impact of inflation or the U.S. Federal Reserve’s interest rate changes in response thereto; changes in commodity, freight, and tariff costs (including tariff relief or the Company’s ability to mitigate tariffs, particularly in light of the policies of the current presidential administration and retaliatory actions in response thereto); the Company’s ability to mitigate increasing input costs through pricing or other measures; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K for the fiscal year ended January 2, 2026, as filed with the Securities and Exchange Commission on February 27, 2026, or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Investors:
Jeff Sonnek
646-277-1263
Jeff.Sonnek@icrinc.com

Media:
media@ridefox.com